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                       AMENDMENT TO SUBADVISORY AGREEMENT

                       WELLINGTON MANAGEMENT COMPANY, LLP

     AMENDMENT made as of this ____ day of ________, 2007 to the Subadvisory Agreement dated January 29, 1999 as amended (the "Agreement"), between John Hancock Investment Management Services, LLC, a Delaware limited liability company (the "Adviser"), and Wellington Management Company, LLP, a Massachusetts limited liability partnership (the "Subadviser"). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.   CHANGE IN APPENDIX A

     Appendix A of the Agreement relating to compensation of the Subadviser is amended to add the Special Value Trust.

2.   EFFECTIVE DATE

     This Amendment shall become effective with respect to the Special Value Trust on the later to occur of: (i) approval of the Amendment by the Board of Trustees of John Hancock Trust, (ii) execution of the Amendment or (iii) immediately after the effective time of the resignation of the existing subadviser to the Special Value Trust.

         (THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

                                        JOHN HANCOCK INVESTMENT MANAGEMENT
                                        SERVICES, LLC


                                        By:
                                            ------------------------------------


                                        WELLINGTON MANAGEMENT COMPANY LLP


                                        By:
                                            ------------------------------------


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                                   APPENDIX A

     The Subadviser shall serve as investment subadviser for the following portfolio of the Trust (the "Portfolio"). The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement, the fee computed separately for the Portfolio at an annual rate as follows (the "Subadviser Percentage Fee"):

PORTFOLIO                    ALL ASSET LEVELS
---------                    ----------------
Special Value Trust.......        0.500%

     The Subadviser Percentage Fee for the Portfolio shall be accrued for each calendar day and the sum of the daily fee accruals shall be paid monthly to the Subadviser. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the applicable annual rate described in the preceding paragraph, and multiplying this product by the net assets of the Portfolio as determined in accordance with the Trust's prospectus and statement of additional information as of the close of business on the previous business day on which the Trust was open for business.

     If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.


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